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                                                                     Exhibit 5.2

                  [Richards, Layton & Finger, P.A. Letterhead]

                               September 30, 2004

KeySpan Trust I
KeySpan Trust II
KeySpan Trust III
c/o KeySpan Corporation
One MetroTech Center
Brooklyn, New York 11201

            Re: KeySpan Trust I, KeySpan Trust II and KeySpan Trust III

Ladies and Gentlemen:

            We have acted as special Delaware counsel for KeySpan Trust I, a Delaware statutory trust ("Trust I"), KeySpan Trust II, a Delaware statutory trust ("Trust II") and KeySpan Trust III, a Delaware statutory trust ("Trust III") (Trust I, Trust II and Trust III are hereinafter collectively referred to as the "Trusts" and sometimes hereinafter individually referred to as a "Trust"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

            We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

            (a) The Certificate of Trust of Trust I, as filed with the office of the Secretary of State of the State of Delaware (the "Secretary of State") on May 3, 2001;

            (b) The Certificate of Trust of Trust II, as filed with the Secretary of State on May 3, 2001;

            (c) The Certificate of Trust of Trust III, as filed with the Secretary of State on May 3, 2001;

            (d) The Declaration of Trust of Trust I, dated as of May 3, 2001, among KeySpan Corporation, a New York corporation (the "Company"), and the trustees named therein;

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KeySpan Trust I, KeySpan Trust II
and KeySpan Trust III
September 30, 2004
Page 2

            (e) The Declaration of Trust of Trust II, dated as of May 3, 2001, among the Company and the trustees named therein;

            (f) The Declaration of Trust of Trust III, dated as of May 3, 2001, among the Company and the trustees named therein;

            (g) The Registration Statement (the "Registration Statement") on Form S-3, including a preliminary prospectus (the "Prospectus"), relating to, among other things, the Trust Preferred Securities of the Trusts representing preferred undivided beneficial interests in the assets of the Trusts (each, a "Preferred Security" and collectively, the "Preferred Securities"), to be filed by the Company and the Trusts with the Securities and Exchange Commission on or about September 30, 2004;

            (h) A form of Amended and Restated Declaration of Trust for each of the Trusts, to be entered into between the Company, the trustees of the Trust named therein, and the holders, from time to time, of the undivided beneficial interests in the assets of such Trust (collectively, the "Declarations of Trust" and individually, a "Declaration of Trust"), attached as an exhibit to the Registration Statement; and

            (i) A Certificate of Good Standing for each of the Trusts, dated September 30, 2004, obtained from the Secretary of State.

            Initially capitalized terms used herein and not otherwise defined are used as defined in the Declarations of Trust.

            As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Company. With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

            For purposes of this opinion, we have assumed (i) that the Declarations of Trust and the Certificates of Trust will be in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom a Preferred Security is to be issued by the Trusts (collectively, the "Preferred Security Holders")

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KeySpan Trust I, KeySpan Trust II
and KeySpan Trust III
September 30, 2004
Page 3

of a Preferred Security Certificate for such Preferred Security and the payment for such Preferred Security, in accordance with the Declarations of Trust and the Registration Statement, and (vii) that the Preferred Securities are authenticated, issued and sold to the Security Holders in accordance with the Declarations of Trust and the Registration Statement. We have not participated in the preparation of the Registration Statement (except for providing this opinion) or the Prospectus and assume no responsibility for their contents, other than this opinion.

            This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

            Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

                        1. Each of the Trusts has been duly created and is validly existing in good standing as a statutory trust under the Statutory Trust Act.

                        2. The Preferred Securities of each Trust will represent valid and, subject to the qualifications set forth in paragraph 3 below, legally issued, fully paid and nonassessable undivided beneficial interests in the assets of the applicable Trust.

                        3. The Preferred Security Holders, as beneficial owners of the applicable Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Preferred Security Holders may be obligated to make payments as set forth in the Declarations of Trust.

            We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading "Legal Opinions" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                Very truly yours,



                                /s/ RICHARDS, LAYTON & FINGER, P.A.